LICENSE AGREEMENT

By and Between

The Lantern Fest Productions Inc.

(Licensor)

and

Happy Fun Events LLC

(Licensee)

THE LANTERN FEST PRODUCTIONS INC.

LICENSE AGREEMENT

HAPPY FUN EVENTS LLC

THIS LICENSE AGREEMENT (the “Agreement”) is made effective as of the 31st day of December 2017, by and between THE LANTERN FEST PRODUCTIONS INC.., a corporation organized under the laws of the State of Utah, U.S.A., (hereinafter referred to at times as the “Company” or “We” or “Us” and at times “Licensor”) and Happy Fun Events LLC, a limited liability company organized under the laws of the State of Utah (hereinafter referred to as “You” or “Your” and at times as “Licensee”). Collectively the parties will be referred to as “Parties” and individually as a “Party.”

RECITALS

WHEREAS, We have developed a Lantern Fest™ system for the operation of conducting Lantern Fest events; and other related products and services (hereinafter “Licensed Business” and at times “System”); and

WHEREAS, the System includes, among other things, specific trade names, trademarks or service marks, manuals, operating procedures, marketing concepts, business format, specifications for certain equipment and supply items, and confidential information; and

WHEREAS, You, recognizing the value of the System and the benefits which may be obtained by use of the System, desire to acquire the right to organize Lantern Fest™ events in the Territory pursuant to the terms and conditions of this Agreement; and

WHEREAS, You declare that You have fully investigated and familiarized Yourself with the essential aspects and purposes of the System.

WHEREAS, you have reviewed existing venue contracts and sales for those venues and agree to assume and honor all such agreements and sales.

NOW, THEREFORE, in consideration of the recitals, representations, mutual promises and covenants contained herein, and other good and valuable consideration, the receipt of which the Parties hereto agree to be bound and abide by the following terms and conditions:

1. DEFINITIONS

1.1 Unless otherwise clearly required by the context, when used in this Agreement the following terms will have the following described meanings:

(1) “Confidential Information” includes, but is not limited to, any and all confidential inventions, trade secrets, event formats and designs, know-how, product designs, equipment, technical information, Lantern Fest™ designs, specifications, drawings, computer programs, formulas, profit margins, customer lists, vendor and supplier lists and agreements, licensees, sales representative lists and agreements, marketing and other business strategies, forms, sales aids, methods of organizing, pricing, discount structures, proposals, correspondence, processes and other information and materials that are heretofore or hereafter owned or controlled by Us and that relate to the System. Confidential Information will include any enhancements or modifications to any of the Lantern Fest™ product or any components thereof developed or discovered by You or any of Your principals, stockholders, successors, assigns, agents or employees.

(2) “Fees” include the initial license fee, royalties, transfer fees, and other fees.

(3) “Including” Throughout this Agreement the term “Including” shall mean, “including, but not limited to,” “including, without limitation,” and similar all-inclusive and non-exhaustive meanings.

(4) “Manuals” refers to the operations manual, training manual (if any) and other manuals or instructional handbook or reference guide provided by Company to You as amended from time to time.

(5) “Products” refers to the Lantern Fest™ merchandising products such as lanterns, lantern related products, clothing and accessories and other Lantern Fest™ products using the Trademarks as approved by Us from time to time.

(6) “Trademarks” or “Marks” refers to any and all of Our trademarks, service marks, trade names, logos, color schemes, designs, and related commercial symbols whether or not registered by Us or Our subsidiaries or other affiliates and all goodwill related thereto associated with the products or any other business, products and services of Us or Our affiliates.

2. APPOINTMENT

2.1 Grant of License. We hereby grant to You, and You accept, subject to the terms, conditions and obligations herein, an exclusive license as pertaining to your Territory that is non-transferrable (without Our written approval), and non-sublicenseable personal right to establish and conduct Lantern Fest™ events, using the System only at pre-approved locations within the Territory (“Venues”) in strict compliance with the terms and conditions of this License Agreement and the Manuals. The boundaries of Your exclusive Territory are set forth on Schedule 1 attached hereto and by reference made a part hereof (hereinafter referred to as the “Territory”). Your territorial rights are exactly, and only, as expressly set forth in this Agreement. During the term of this Agreement, We will not establish or operate a company-owned outlet, or grant to any person or entity a Lantern Fest™ license within the Territory using the same or similar System as that licensed by this Agreement. For your Territory.

2.2 Scope of Licensed Operations. You must at all times comply with Your obligations hereunder and must continuously use Your best efforts to promote and operate Your Lantern Fest™ events. You shall utilize the Marks and System to operate all aspects of Your Lantern Fest™ events in accordance with the methods and systems developed and prescribed from time to time by Us, all of which are a part of the System.

2.3 Our Reservation of Rights. All rights not specifically granted to You in this Agreement are reserved to Us. Nothing contained herein will prevent Us from granting the right to establish or operate, or Ourselves establishing, owning and operating Lantern Fest™ events or similar operations outside of the Territory. You have an exclusive license to the Territory, but in the event of a default We and Our affiliates expressly reserve the right to sell, market and distribute all Lantern Fest™ or System related Products in Your Territory and elsewhere using other marketing strategies and distribution channels, Including, the Internet, and/or co-branding with others.

2.4 Entity Licensee. You must provide to Us a corporate resolution signed by all directors, members or partners, as appropriate, designating the principal contact. This principal contact must be either a general partner, manager or controlling shareholder. Such representative shall have the authority to speak for and bind You in all matters pertaining to this Agreement and all other matters pertaining to Your Lantern Fest™ events. You agree not to use Our trade name or any other name similar thereto in the name of any corporation, partnership or other entity owned or formed by You, whether to own or operate Your Lantern Fest™ events or otherwise.

2.5 Licensor Mergers & Acquisitions. You agree that the System needs to have the flexibility to combine with other businesses that may be in the same or similar industry or otherwise. Such combinations have the potential to work to the benefit of all members of the System as a whole. Therefore, notwithstanding anything to the contrary in this Agreement or otherwise, You agree that We can acquire, be acquired by, merge, affiliate with or engage in any transaction with other businesses whether competitive or not, with businesses located anywhere, and including arrangements in which the System is converted to another format or brand, maintained under the System or a different system. You agree to cooperate fully with any such proposed merger and conversion at Licensor’s expense.

2.6 Assumption. You have reviewed all existing venue agreements and sales for the Territories and agree to honor and assume all such agreement and sales and that all venue agreements will remain in the name of Licensor.

2.7 Personal Guarantees. If Your Licensed Business is owned by a business entity, each individual owner, partner, shareholder, member, and owner managers respectively, who own a five percent (5%) or greater interest, must each personally sign an agreement not to compete with the Licensed Business.

2.8 Customer Database. You shall be granted access to and use of Our customer database, to include but not be limited to: websites, all social media, email database, text messages, customer information, Sales Force contract.

2.9 We hereby consent to your employing and hiring of employees of the Licensor, both current and former.

3. TERM

3.1 Initial Term. The Agreement is effective as of the date hereof and will continue for a term of five (5) years from the date of this Agreement.

4. EQUIPMENT & PRODUCTS

4.1 Equipment and Products. You are required to purchase or lease Your lanterns and other equipment according to Our specifications as may be necessary for proper and efficient operation of Your Lantern Fest™ events and maintain Your lanterns and other equipment in good working order. We do not provide Your lanterns. We will provide You with access to Our existing equipment for which You must pay all storage, rental charges, leases, outstanding fees or charges for all equipment of inventory used by You and all other fees or charges related to the operation of the events. We will not obtain new or other equipment for You. You must look to the manufacturer for replacement of any defective items. You will be granted access and use of Our equipment and You must pay for all storage, maintenance, upkeep, insurance and replacement costs or expenses. All inventory made available to You shall be preserved and maintained and records keep of all use or sale of inventory items by You and make payment to suppliers for all use of inventory provided to You.

4.2 Specifications. You may only purchase equipment and products as may be specified and approved by Us in writing and in accordance with Our Manuals. All equipment and products must meet Our specifications. You must receive Our prior written approval of the proposed design before purchasing any item bearing Our Marks. You agree to use reasonable endeavors to promptly add, remove or modify any product or service upon notice from Us. You are prohibited from selling, leasing or offering any products or services not authorized by Us in writing.

4.3 Merchant Processing. You will provide Us with details of the merchant provider for the processing of credit card and online orders. Any such accounts are subject to approval by Us.

5. VENUE LOCATION

5.1 Location of Venue. You are required to have an approved Venue from which to operate Your Lantern Fest™ events. You will not commit to any Venue or sign any contract unless and until You have Our written approval of the proposed Venue location. Any Venue location must strictly comply with local zoning, and local and national laws, rules and regulations.

5.1.1 Venue Approval. You shall provide Us with written notice of the location, mailing address and pictures of each proposed Venue. We do not assist with locating new venue, but We must approve Your proposed Venue location. You agree to honor and comply with any existing contracts for venue locations within Your Territory. We do not warrant or guarantee the success of the Territory or a Venue. You must make all Venue modifications for Your Lantern Fest™ events in strict accordance with the plans and specifications approved by Us no later than one (1) week before each event, save for any Venue modifications requested by the Licensor.

5.1.2 Venue Conformity. You may not operate Your Lantern Fest™ event if the Venue does not conform to Our approved specifications and failure to commence remedial actions to correct any unauthorized variance for such plans and specifications within ten (10) days after written notice from Us shall be grounds for terminating this Agreement.

5.2 Assumption of Venue. If this Agreement is terminated by Us for any reason or this Agreement expires or is transferred, We may assume any Venue contract or Venue permit You may have or utilize the same location for any purpose.

5.3 Insurance. You must maintain general liability insurance customarily required within the Territory. You must provide Us with certificates of insurance no later than thirty (30) days prior to Your Lantern Fest™ event in the Territory.

6. MINIMUM PERFORMANCE AND COMPLIANCE

6.1 Minimum Levels. You must have no fewer than one thousand (1,000) participants for each event. Failure to meet these minimum participant levels in two (2) consecutive events will allow Us to remove an underperforming city from Your Territory, at Our sole discretion. For the avoidance of doubt, if a city is removed by Us from Your Territory pursuant to this clause.

6.2 Compliance with Laws and Regulations. You warrant and agree that You will, at Your own expense, fully comply with all applicable country, regional and local laws, ordinances, rules and regulations pertaining to the operation of Your Lantern Fest™ events as a family friendly venue. You agree to establish and maintain an image and reputation for Your Lantern Fest™ events consistent with the standards set forth in this Agreement, in the Manuals, or as otherwise specified by Us.

6.3 System Compliance. You agree to strictly follow the Lantern Fest™ System, the Manuals, procedures, services, forms, signs promulgated or provided by Us from time to time.

6.4 Modifications. We have the right to make systematic and other changes to the System and operations Including changes in the concept, Manuals, products, services, specifications, standards, operating procedures, equipment, software, methods, reports, forms, sales and marketing techniques, design, venue set up, Marks, color schemes and presentation of trade dress, trademarks and service marks. You agree to accept, be bound by, use, implement and display any such changes. You will make whatever expenditures are reasonably (subject to a cap of USD $5,000) required to implement such changes or modifications and We will be responsible for the remaining balance of the said expenditures should we insist that You make the said changes.

6.5 Your Employees and Volunteers. You are solely responsible for the hiring, firing, managing and training of Your employees and volunteers. We do not assist You in the hiring of employees or volunteers.

6.6 Best Efforts. You must personally participate in the direct operation of Your Licensed Business, but need not manage Your Licensed Business full-time. However, Your Licensed Business must be managed by either You or a trained and designated events director who will be required to devote his or her full time, attention and best efforts to the management and operation of Your Licensed Business. You will use Your best efforts, and devote such time as is necessary to vigorously and consistently promote Your Lantern Fest™ events. You will refrain from engaging in any activity whatsoever that might reasonably be deemed as injurious to or conflicting with the Lantern Fest™ brand. If You are unable to operate a scheduled Lantern Fest™ event, We have the option, at Our discretion, to operate Your event. We will charge an operation fee of five hundred dollars US ($500 USD) per day per representative, plus five percent (5%) of the event profits, in addition to all of Our costs of travel, food and lodging. In addition, You will continue to pay all royalties, advertising fees and other fees due under this Agreement.

6.7 Foreign Corrupt Practices Act (FCPA). You agree to observe all provisions of the FCPA and will not engage in any corruption type activities.

7. FEES

7.1 Initial License Fee. You must pay an-initial licensing fee of up to $500,000 for the right to operate Lantern Fest™ events in the Territory and this amount will be satisfied with costs paid by You to maintain the events,, including venues, marketing, employee compensation, charities, suppliers and vendors, this list is not exclusive.

7.2 Royalty. You must pay a non-refundable on-going royalty equal to 15% of the Net Operating Profit, expenses including only reasonable executive compensation, The term “Net Operating Profit” includes the total of all sales of all products, goods or services sold or rendered by You and income of every kind and nature arising from Your Licensed Business including sponsorships, and tangible property of every kind sold by You during the term of this Agreement for which You receive actual payment, less expenses of operations, cost of goods sold and shall include any expense for reasonable executive compensation. The royalty and other fees set forth in this Agreement are not refundable.

7.2.1 Sponsorship secured by Us. If We secure a sponsor for You, We are entitled to receive 25% of the net income. If You secure the sponsorship, the Royalty under 7.2 applies.

7.3 Gross Sales Report and Financial Statements. You must forward to Us a Gross Sales report and a profit and loss statement by email or other electronic reporting program, not later than the fifth (5th) day of each month. The Gross Sales Report will include the financial activity of the immediately preceding month showing all monies received or accrued, sales or other services performed, a profit and loss statement and such other information concerning Your financial affairs, as We may reasonably require (“Gross Sales Report”).

7.4 Payment Due Date. All royalty payments are due to be paid on an annual basis. You agree not to have more than one operating account for Your Licensed Business.

7.5 Late Fees. If the required royalty fees and Gross Sales report and other reports are not timely received by Us as set forth above, You will be fined twenty-five dollars ($25), up to five hundred dollars ($500) per month for each month the fees or reports are not timely received by Us.

7.6 Interest. In addition, all royalty fees not paid when due shall be assessed and accrue interest from the due date to the date of payment, both before and after judgment at the rate of eighteen percent (18%) per annum or the maximum rate allowed by law, whichever is less. In no event will any amounts be charged as interest or late fees or otherwise which exceed or violate any applicable legal restrictions.

7.7 Application of Payments. We can apply any payments received from You to any past due or then-current indebtedness of Yours for royalties, fines, purchases, interest or otherwise.

7.8 Calculation of Payments. Calculation of amounts payable hereunder will be converted from the applicable country currency to US dollars at the exchange rate quoted by an internationally recognized bank designated by Us as of the last day of the period for which payment is due, or the date of demand or billing by Us, whichever We designate. You will send to Us by electronic mail or facsimile a copy of bank deposit documentation for each payment made hereunder within 7 business days of such deposit. You will provide Us with written documentation of the exchange rate with each payment made.

7.9 Taxes. If there is hereafter assessed any nature of sales tax or use tax or other tax on royalties or advertising fees or other sums previously or hereafter received by Us under this Agreement (“New Tax”), then in addition to all royalties and other payments to be made by You as provided in this Agreement, You shall also pay Us or the taxing authority, a sum equal to the amount of such New Tax to ensure We receive the full payment of the amounts set forth in this Agreement. Any New Tax paid to Us shall be paid when due to the taxing authority and taxes paid to You shall be paid to the taxing authority by You.

7.10 Buy Back Provisions. We may at any time within a 24 month period “Buy Back” from you any and all rights that were conveyed or sold to You, including any equipment, at our discretion, such Buy Back shall be the amount that expenses exceed revenue at the time of the Buy Back which We will pay to You, in the event that revenues exceed expenses on that date the Buy Back We will pay to You shall be $10 only. All calculations of expenses and revenues from events shall be based upon GAAP compliant financials for the events and expenses shall include the $300,000 liability arising from Your Slide the City Franchise agreement. You shall also be entitled to receive 200,000 shares of Preferred Series A Preferred Stock of Sack Lunch Productions, Inc. at the time of Buy Back

8. ADVERTISING

8.1 Advertising and Promotion. You agree to advertise and promote Your Lantern Fest™ events in the Territory in accordance with Our Manuals. All advertising by You will be conducted in a dignified manner, will conform to the culture and language in the area, and to the standards established in the Manuals from time to time by Us. All such advertising must be approved in writing by Us prior to use by You.

8.1.1 Electronic Media. You will be responsible for the oversight, creation and ongoing management of any website (if other than Our website), domain names, Facebook page, twitter account or other social media or network page for Your Lantern Fest™ events in the Territory (“Electronic Media”) in strict accordance with the Manuals; to the extent practicable. At all times You will provide Us with current and ongoing logins, passwords and account codes for the Electronic Media.

8.2 Creative Costs. We may provide You with softcopies of Our advertising, graphics and marketing files; however, You will be responsible for and bear the costs of any and all custom art work, design, negatives, plates, graphic design, set up costs, translations, labels or publications, all of which must be approved in writing by Us. In Our discretion, We may file for registration of slogans, logos and other commercial symbols in the English and non-English languages at Our own costs. All such filings and registrations will be filed and registered in the name of, and owned by Us.

8.3 Sponsors. We may enter into national and international sponsorships. If so, You may use Our national or international sponsors in Your advertising and promotional materials unless it conflicts with existing sponsorships. Any local sponsor You obtain cannot be in competition with Our national or international sponsors. You may in Your discretion accept or not any sponsorships.

9. RESPONSIBILITIES OF LICENSOR

9.1 On-Site Assistance. At Our discretion, We may provide on-site assistance upon Your reasonable request and if We have the availability to do so. The cost is five hundred dollars ($500) per day per company representative, plus the cost of travel, food and lodging for Our representatives.

9.2 Copy of Our Manuals. We will provide electronic access to Our Manuals to You in English. The Manuals can be updated and modified from time to time in Our discretion and the most up to date version of the Manuals will control in the event of a dispute. If You request the Manuals to be translated into a different language, You will bear the cost of such translation.

9.3 Company Visits, Inspections, Training and Related Costs. We may, in Our discretion, provide annual training at a location designated by Us or by web or Internet or other electronic means and You may choose to attend at Your own costs.

9.4 Ongoing Assistance. We will make Ourselves reasonably available via telephone, emails, teleconferences, website updates, to assist You with questions regarding Your Licensed Business with best endeavors.

9.5 Variances. We may approve reasonable exceptions to Our changes in the uniform standards for You or any other franchisees or licensees that We believe are necessary or desirable based on particular circumstances. You have no right to object to any variance Yourself. We may deny any or all of the above services to You while You are in breach of this Agreement, any related agreements or in default in the discharge of any of Your obligations to Us.

10. RECORDS AND REPORTING

10.1 Maintain Records. You agree, at Your expense, to maintain at Your principal office and preserve for not less than three (3) years full, complete and accurate books, records and accounts in relation to Your Licensed Business. We will have the right, during regular business hours, to examine all such records, upon no less than 72-hour notice to You. We require You to give Us access to any reports and franchise business information generated from Your computer or computer tablet.

10.2 Our Right to Inspect Books and Records. Upon reasonable notice, We, or Our agents, will have the right to audit, examine and make copies of Your books and records, financial statements and sales and income tax returns in relation to Your Licensed Business. If reported fees are understated by more than two (2%) percent, You will pay for all reasonable cost associated with the audit.

10.3 Ticket Services. You will provide Us with access to any and all ticket services that You utilize, including all electronic, on-line, web or other method or service for the sale of tickets or admissions to any event.

11. PROTECTIVE PROVISIONS

11.1 Confidential Information. Confidential Information disclosed to You, will be used by You only during the term and for the purposes of this Agreement. You acknowledge and agree that the Confidential Information is a commercially valuable asset of Ours. At all times You will maintain in confidence, and will take all necessary steps both during and after the term of this Agreement to ensure that Your shareholders, officers, directors, members, managers, agents and employees maintain in confidence all such Confidential Information. Any unauthorized use of the Confidential Information by You will constitute an infringement of Our rights and an unfair method of competition. You agree that all unauthorized use of the Confidential Information by You and any monies earned or received by You from Your unauthorized use will inure exclusively to Our benefit.

11.2 In-Term Covenants. During the term of this Agreement, neither You, nor Your subsidiaries or affiliates, nor members, managers, officers, directors, partners, or shareholders, will, directly or indirectly, on Your or their own account or as an officer, director, member, manager, or shareholder of any other person, firm, entity, partnership or corporation, own, operate, lease, license, conduct, consent for, engage in, be connected with, have any interest in or assist any person or entity engaged in activities the same or similar to the Lantern Fest™ System in any capacity or location, except with our prior written consent.

11.3 Post-Term Covenants. Upon termination or expiration of this Agreement for any reason, or any transfer, repurchase or termination of Your rights hereunder and for a continuous, uninterrupted period of two (2) years thereafter, neither You, nor Your subsidiaries or affiliates, nor members, managers, officers, directors, partners, or shareholders, will, directly or indirectly, on Your or their own account or as an officer, director, member, manager, or shareholder of any other person, firm, entity, partnership or corporation, own, operate, lease, license, conduct, consent for, engage in, be connected with, have any interest in or assist any person or entity engaged in activities the same or similar to the Lantern Fest™ System in the Territory, within fifty (50) miles of the Territory or within fifty (50) miles of where We or Our affiliates, licensees or franchisees operate a Lantern Fest™ event or where there is a development agreement, license agreement, or where there is another agreement signed to operate and develop Lantern Fest™ events, or other related services that are similar to Lantern Fest™ events. In the event You compete during the term of non-competition, this non-compete time period will be extended for the period of Your competition plus an additional six (6) months.

11.4 Non-Solicitation. You further covenant that during the term of this Agreement and for two (2) years following termination, except as otherwise approved in writing by Licensor, You will not, either directly or indirectly, for Yourself, or through, on behalf of, or in conjunction with any person, persons, partnership, or corporation, divert or attempt to divert any business, from a franchisee, licensee, or participant of any Lantern Fest™ event to You or any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with the Marks, the System or the Lantern Fest™ brand.

11.5 Termination. You agree that any material breach of Your obligations under this Article will constitute just cause for immediate termination of this Agreement. The provisions of this Article XI will survive any termination of this Agreement.

11.6 Enforceability. It is the desire and intent of the Parties to this Agreement that the provisions of this Article be enforced to the fullest extent permissible under applicable laws. In addition to any other right or remedy We may have, We may use the courts in any jurisdiction to enforce compliance with any equitable relief, judgment, order, arbitration ruling or other order, judgment or ruling, and to enforce the terms and conditions hereof.

12. INTELLECTUAL PROPERTY

12.1 Intellectual Property. You acknowledge that We and Our affiliates have the sole right to license, own and control the Marks and all copyrights, confidential information, trade names, trade dress and other intellectual property and that such shall remain under Our sole and exclusive ownership and control.

12.2 Use of Intellectual Property. You have an exclusive right to use the Marks and other Intellectual Property only in connection with Your Lantern Fest™ events in the Territory. You expressly covenant that during the term of this Agreement and after the expiration or termination thereof, You shall not: (1) directly or indirectly contest or aid in contesting the validity of Our ownership of said proprietary names and Marks and copyrights; or (2) in any manner interfere with or attempt to prohibit Our use of the Marks or copyrights and derivatives thereof or any other name that is or becomes a part of Our System; or (3) interfere with the use of the name, Marks or copyrights by Our other franchisees or licensees at any time.

12.3 Our Marks. You acknowledge that as between You and Us, the Marks and derivatives thereof are valid trade names, trademarks and service marks owned by Us or licensed to Us.

12.4 Use of Marks. You shall use Our Marks licensed by this Agreement only with the letters “TM,” “SM” or “®”, as appropriate as instructed by Us, whenever and wherever such Marks shall be used. In addition, You shall not use Your own name or any other name service or product in connection with any of Our Marks without Our prior written consent. You agree to use the Marks only in connection with the operation of Your Licensed Business and then only in the manner allowed by this Agreement and the operational standards established by Us from time to time. You agree not to use any Mark in connection with the performance or sale of any unauthorized service or product or at any location not approved in writing by Us.

12.4.1 Cooperation. You agree to execute any and all additional papers, documents and assurances in connection with the Marks as reasonably requested by Us and agree to fully cooperate with Us or any of Our other franchisees or licensees in securing all necessary and required consents of any state agency or legal authority for the use of the Marks or any other name trademark, service mark, logo or slogan that is now or later becomes a part of Our System.

12.4.2 Modification of Marks. You agree that We have the right, in Our reasonable discretion, to require You to change, modify or discontinue the Marks or to use one or more additional trademarks, service marks, logo types and/or other symbols in connection with the operation of Your Lantern Fest™ events. In that event, You agree to bear the reasonable cost (subject to a cap $5,000) of using such additional or modified Marks or items in accordance with Our reasonable directives (which should be given to You no later than ninety (90) days before the date of an event) and We will be responsible for the remaining balance of the said cost should we insist that You use the said additional or modified Marks or items.

12.4.3 No Registration. You agree to make no application for registration or other protection of any of the Marks, or any other trademarks, service marks, symbols, names, slogans, logos, trade names or any items that are similar thereto without Our prior written consent and then only upon the terms and conditions specified by Us in connection therewith.

12.5 Copyrights. All right, title and interest in and to all materials, Including all advertising, promotional, marketing, artwork and designs used with the Marks or in association with the System (“Copyrighted Materials”) are Our sole and exclusive property. Additionally, all Copyrighted Materials whether created by You or any other person or entity retained or employed by You or Us are “work-for-hire” (“Work-for-Hire”) as defined in Section 101 of Title 17 of the United States Code (the Copyright Act) and are Our sole and exclusive property, and We are entitled to use and license others to use the Copyrighted Materials unencumbered by moral rights.

12.6 Manuals. You agree that the Manuals and other material provided to You by or through Us shall remain Our sole property and must be returned to Us at Our discretion. You acknowledge that the contents of the Manuals provided to You by or through Us and Your knowledge of Our processes, services, products, know-how and the System, are secret, unique and confidential and contain trade secrets and other material proprietary to Us. You agree not to disclose the contents of the Manuals and proprietary items or materials set forth above, to unauthorized persons and to use Your best efforts to prevent unauthorized disclosure to any person. Such disclosure would cause irreparable harm.

12.7 Goodwill. Any and all goodwill associated with the Marks and System, Including any goodwill, customers or customer lists that might be deemed to have arisen through Your activities become Our sole property and inure directly and exclusively to Our benefit, except as otherwise provided herein or by applicable law.

12.8 Notice of Infringement. You will notify Us immediately in writing of any apparent infringement of or challenge to Your use of any Marks or claim by any person of any rights in any Trademark or any similar Mark. We will have sole discretion to take such action, as We deem appropriate, and the right to exclusively control any litigation, proceeding or other administrative claim or other action relating to any Trademark. You agree to execute any and all instruments and documents, render such assistance, as may be necessary or advisable to protect and maintain Our interest in the Trademarks. If it becomes advisable at any time, in Our sole discretion exercised in good faith, for Us and/or You to modify or discontinue use of any Trademark, and/or use one or more additional or substitute trademarks or service marks, You agree, at Your reasonable expense, to comply therewith within a reasonable time after notice thereof by Us.

13. LICENSOR’S RIGHTS OF TERMINATION

13.1 Rights of Termination. In addition to Our other rights of termination that it may have at law or equity or as contained in this Agreement, We will have the right to terminate this Agreement and Your rights hereunder for violation of any of the following:

(1) Violation of Material Terms. You materially violate any other material term of this Agreement and such violation is not cured within thirty (30) days after delivery of a notice of default. If such default is for failure to pay any money payable by You, You must cure within fifteen (15) days after receiving written notice of default.

(2) Immediate Termination. We will also have the right to terminate this Agreement, effective immediately upon delivery of notice of termination, if You:

a. Become insolvent, or threaten or file for bankruptcy or make a general assignment for the benefit of creditors, or to an agent authorized to liquidate Your property or assets.

b. Breach the protective provisions set forth in this Agreement or use the System or any part thereof in connection with any other business.

c. Repeatedly breach the same or different conditions of this Agreement.

d. Use any name, Trademark, other mark, service mark or other property right, either tangible or intangible, other than in connection with the operation of Your business hereunder.

e. Make any material misrepresentations relating to the acquisition of this Agreement or engage in conduct, which reflects materially upon the operations and/or reputation of the Lantern Fest™ brand or the System in an adverse manner.

f. Voluntarily or otherwise abandon Your Lantern Fest™ events.

g. Attempt to transfer, sell, assign or sub-license all or any part of this Agreement, or any material portion of the property associated with this Agreement without the prior written consent or approval required hereunder.

h. Knowingly or intentionally conceal revenues, maintain false books, or record or submits any false report or payment or otherwise defraud Licensor.

i. Fail to comply with the covenant not to compete or intentionally or negligently disclose or use the contents of the Confidential Information in violation of this Agreement.

j. Hire or attempt to hire any employee of Licensor or any of Company’s franchisees or licensees without written permission.

k. Your maintenance or operation of Your Lantern Fest™ events results in a threat or danger to public health or safety.

l. You or any of Your officers, directors, members, managers, or principals is convicted or pleads guilty or no contest to, a felony, a crime involving moral turpitude or any other crime or offense that We believe is reasonably likely to have an adverse effect on the System, the Marks, or the goodwill associated therewith.

13.1.1 Adequate Assurance. When reasonable grounds for insecurity arise with respect to the performance of Your obligations under this Agreement, We may in writing demand adequate assurance of due performance and, until We receive such assurance, We may if reasonable, suspend performance of Our obligations. Failure to provide adequate assurances within thirty (30) days, when properly demanded, will be considered a default of this Agreement for which no additional cure period will be granted.

13.2 Notice and Termination. If a violation or default is not cured within any period reasonably allowed for the correction of the violation or default, We may terminate this Agreement, at Our sole discretion, and seek any other remedy available to Us. Time is of the essence in curing any default. Immediately upon termination, You will have no further rights under this Agreement whatsoever except as provided in law.

13.2.1 Cross Default. In Our sole discretion, if this Agreement is terminated, We may terminate any other agreement You or a related entity have with Us.

13.3 Termination by You. You may terminate this Agreement only in the event a breach by Company under this Agreement remains uncured for one hundred twenty (120) days after written notice of default. In such an event, termination will be effective upon Our receipt of Your written notice of termination.

14. LICENSOR’S RIGHTS AND YOUR OBLIGATIONS UPON TERMINATION, TRANSFER OR EXPIRATION

14.1 Obligations Upon Termination. Upon expiration or termination, transfer or non-obtaining of a Successor License and all successor terms thereof, for any reason whatsoever and whether by Company or You, You will:

(1) Assignment. Immediately transfer, set-over and assign all Electronic Media, phone numbers, email addresses customer lists, company email addresses using any Trademarks or derivatives to Licensor or its designee, and You will have no further right, title or interest therein. You acknowledge and warrant that this Agreement acts as the power of attorney in granting company authority to control and receive the above.

(2) Pay Amounts Due. Pay to Us all amounts due and/or owing under this Agreement within ten (10) days after expiration or termination of this Agreement.

(3) Cease Operations and the Use of Trademarks and Confidential Information. Immediately cease and desist from using or displaying any of the Trademarks, product names and other forms of advertising indicative of Our products or operations, cease organizing and/or operating Your Lantern Fest™ events and cease use of any Confidential Information, software, the Electronic Media, trade secrets or other proprietary technology and information.

(4) Return Manuals. Return in good condition, and not keep a hard or soft copy, all manuals, advertising materials and all other printed or copied material pertaining to Your business herein.

(5) De-Identification.

a. Take all necessary steps to disassociate from the Lantern Fest™ System.

b. Take such action as will be necessary to amend or cancel any assumed name, fictitious or business name or equivalent registration.

c. Immediately, notify all suppliers and creditors that You are no longer affiliated with Licensor or the System and provide proof to Licensor of such notification. You covenant not to identify any present or future business owned or operated by You as having been in any way associated with Licensor or the System.

d. Pay to Licensor all costs, damages and expenses including reasonable attorney’s fees incurred by Licensor in obtaining injunctive or other relief to enforce any provision of this Agreement.

e. Furnish evidence to Licensor of compliance with this Article within thirty (30) calendar days after the termination, expiration or non-obtaining of a Successor License.

f. Execute a general release by You and Your guarantors.

15. ASSIGNMENT

15.1 No Unauthorized Assignment. You understand and acknowledge that the rights and duties created by this Agreement are personal to You and that We have granted this Agreement in reliance upon Your individual or collective character, skill, aptitude, attitude, business ability and financial capacity. Therefore, neither this Agreement nor any interest therein may be voluntarily, involuntarily, directly or indirectly, assigned, sold, sublicensed or otherwise transferred by You or Your owners (Including by consolidation or merger) without Our prior written approval. In addition, any such assignment or transfer without such approval will constitute a material breach hereof and will convey no rights to or interests in this Agreement to such transferee.

15.2 Permitted Transfers. If You are in full compliance with the terms and obligations of this Agreement and all other agreements between You and Us, and if We elect not to exercise its right to repurchase Your interests hereunder as provided below, then We may approve a proposed assignment except that We may impose any reasonable condition to its consent to such assignment, Including that You not be a party to any suit, action or proceeding against Us and You, Your owners sign a general release, and We approve of the transferee. Neither You nor any of Your owners if You are an entity, may sell, transfer, assign or pledge any part of this Agreement or any part of his or her ownership in Your entity, if applicable, to a competitor of Ours or an affiliate of a competitor of Ours without Our explicit written permission.

15.2.1 Qualifications of Transferee. In determining the acceptability of the proposed transferee, We will consider, among other things, Our then-current standards for new licensees, Including the net worth, credit worthiness, background, training, personality, capabilities, reputation, and business experience of the proposed transferee, the terms and conditions of the transfer and any circumstances that would make the transfer not in the best interests of Us or the System Including the proposed purchase price. The transferee must sign the then-current form of the License Agreement and fully upgrade Your Licensed Business to the level required of new licensees.

15.2.2 Transfer Fee and General Release. You must pay Us a fifteen thousand dollars US ($15,000) transfer fee per Territory/City at the time of transfer.

15.4 Our Rights of Assignment. This Agreement and all rights and obligations hereunder are fully assignable and transferable, whether in part or whole, by Us, and if so assigned or transferred, will be binding upon and inure to the benefit of Our successors and assigns. We may be sold or We may sell any or all of Our Intellectual Property or other assets to a competitive or other entity.

16. INDEMNIFICATION

16.1 Indemnification. Each of the parties hereto will protect, indemnify and hold the other harmless from and against any and all costs, damages and liabilities, Including legal fees incurred by either party and their officers, directors, members or managers because of any act, neglect or omission of the other party, or of their officers, employees, customers, agents or guests Including malfeasance, misstatements made to customers nonfeasance, failure to perform, and breach of the duties and obligations under this Agreement.

16.2 Independent Contractors. In all matters, You are an independent contractor. Nothing in this Agreement or in this licensed relationship constitutes You as Our partner, agent, or joint venturer with Us and this Agreement does not create a fiduciary relationship between You and Us. Neither party is liable for the debts, liabilities, taxes, duties, obligations, defaults, compliance, intentional acts, wages, negligence, errors or omissions of the other, and neither party can bind the other in contract. You will not use the word “agent” or any other designation, which might imply that We are responsible for Your acts.

17. NOTICES

17.1 Notices. All notices permitted or required under this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission when confirmed by facsimile transmission, during normal business hours, Monday through Friday, holidays excepted; (iv) through the email address below or other verified email address when confirmed by receipt verification, or (v) by certified or registered mail, return receipt requested, three (3) days after deposit in the mail addressed as follows:

LICENSOR: Lantern Fest Productions, Inc. ATTN: Richard Surber 59 West 100 South, 2nd Floor Salt Lake City, Utah 84101 U.S.A.	LICENSEE: Happy Fun Events LLC ATTN; Spencer Hunn 207 South Sequoia Circle Alpine, Utah 84004
Telephone: 801-575-8073 Email:richard@sacklunchproductions.com	Telephone: 385-226-1986 Email:

Subject to the right of either Party to designate by notice in writing to the other Party, any new address to which notice or communication may be sent.

18. DISPUTES

18.1 Individual Disputes. Any Dispute will be conducted and resolved on an individual basis only and not on a class-wide, multiple plaintiff or similar basis between You and Us and will not be consolidated with any other dispute proceeding involving Us and any other person, except that with respect to a dispute involving You and Your affiliate.

19. MISCELLANEOUS

19.1 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, not be effective to the extent of such prohibition, but such prohibition will not invalidate the remaining provisions hereof or affect the validity or enforceability of such provisions in any other jurisdiction.

19.2 Governing Law. The validity, enforcement, construction and rights and liabilities of the Parties and provisions of this Agreement, will be interpreted and governed in accordance with the laws of the State of Utah, U.S.A., and You expressly consent to the exercise over You of personal jurisdiction over You and the venue in the courts of record of the County of Salt Lake, State of Utah, U.S.A. We and You agree that all causes of action and claims arising out of this Agreement that are not arbitrated will be litigated exclusively in the courts of record in the County of Salt Lake, State of Utah, U.S.A., even though it may otherwise be possible to obtain jurisdiction over the Parties elsewhere. Nothing herein will prevent Us from obtaining injunctive relief and enforcement of judgments and arbitration rulings in the courts of other jurisdictions.

19.3 Waiver. The failure of either Party to enforce, at any time or for any period of time, any provision of this Agreement will not be construed to be a waiver of such provision or of the right of such Party thereafter to enforce its rights with respect to such provision. No payment owing to Us by You of any amount less than that required to be paid under this Agreement will be deemed to be anything except a payment on account.

19.4 Amendment. This Agreement may be amended only by a written instrument signed by duly authorized representatives of both Parties.

19.5 Headings, References. The headings of the Articles and Paragraphs hereof are for reference and convenience purposes only and do not constitute a part of this Agreement for purposes of interpretations. All words in this Agreement will be deemed to include any number or gender as the context or sense of this Agreement requires. References to schedules herein will refer to the Schedules attached hereto and by this reference made a part hereof.

19.6 Entire Agreement. This Agreement and the accompanying Schedules contain the entire agreement and only understanding between the Parties with respect to the subject matter hereof and supersedes all previous negotiations, agreements and understandings between the Parties and affiliates of the Parties, in connection with the subject matter covered herein, whether oral or written, and any warranty, representation, promise or condition in connection therewith not incorporated herein will not be binding upon either Party.

19.7 Cumulative Rights. The rights of the Parties hereunder are cumulative and no exercise or enforcement by the Parties of any right or remedy hereunder will preclude the exercise or enforcement by the Parties of any other right or remedy hereunder which We or You are entitled by law or equity to enforce. Nothing herein contained will be interpreted as to bar or waive the Parties’ right to obtain any remedy available at law or in equity.

19.8 Costs and Attorney’s Fees. If We or You are required to enforce this Agreement in a judicial or arbitration proceeding, the Party prevailing in such proceeding will be entitled to reimbursement of its costs and expenses, including reasonable accounting and attorney’s fees.

19. 9 Benefit. The Parties intend to confer no benefit or right on any person or entity not a party to this Agreement and no third parties will have any right or claims, benefit or right or a third party beneficiary under this Agreement or any provision hereof. Similarly, You are not entitled to claim any rights or benefits Including those of a third party beneficiary, under any contract, understanding or agreement between Licensor and any other person or entities, unless that contract, understanding or agreement specifically refers to You by name and specifically grant rights or benefits to You.

19.10 Joint and Several Liability. If two or more persons, corporations, limited liability companies, partnerships or other entities or any combination thereof, sign this Agreement, the liability of each will be joint and several. All members of a general partnership and all members of any association or other unincorporated entity hereunder are jointly and severally liable for Your performance hereunder.

19.11 Withholding of Payments. You covenant and agree that You will not withhold the payment of any royalties, fees or other amounts due to Us on grounds of Our alleged non-performance of any of Our covenants or obligations hereunder.

19.12 Disclosure. We can disclose, in required disclosure documents or otherwise, general information relating to Your business, Including Your name, address, phone numbers, financial information, copies of reports, and other information.

19.13 Course of Dealing. No course of dealing between You and Us will affect Your or Our rights under this Agreement or otherwise.

19.14 Provisions & Representations.

(1) You acknowledge You have not received any promise, representation or warranty that: 1) any payments by You are refundable at Your option; 2) We will repurchase any rights granted hereunder; 3) You will achieve any particular sales, income or other levels of performance; 4) You will have any exclusive rights of any type other than as expressly set forth herein; 5) You will receive any level of advertising, marketing assistance, site location, development or other services, operational assistance or otherwise other than as expressly set forth in this Agreement; 6) You will not be required to obtain any licenses in order to operate Your business herein; 7) that Your Territory or any venue will be successful; or 8) You will be awarded additional or further rights, except as expressly set forth in a written document signed by a corporate officer of Licensor.

WE CANNOT RELIABLY PROJECT YOUR FUTURE PERFORMANCE, REVENUES OR PROFITS, AND YOU REPRESENT, COVENANT AND AGREE THAT WE HAVE MADE NO REPRESENTATIONS OR WARRANTIES CONCERNING YOUR SUCCESS AS A LICENSEE AND WE DISCLAIM ANY WARRANTY OR REPRESENTATION AS TO THE POTENTIAL SUCCESS OF THE BUSINESS OPERATIONS UNDER THIS AGREEMENT. THE SUCCESS OF YOUR BUSINESS IS LARGELY DEPENDENT ON YOUR PERSONAL EFFORTS.

WE EXPRESSLY DISCLAIM THE MAKING OF ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING THE SALES, EARNING, INCOME, PROFITS, GROSS REVENUES, BUSINESS OR FINANCIAL SUCCESS, OR VALUE OF YOUR LICENSED BUSINESS.

YOU ACKNOWLEDGE THAT YOU HAVE HAD AN OPPORTUNITY TO HAVE THIS AGREEMENT AND RELATED DOCUMENTS REVIEWED BY YOUR OWN ATTORNEY.

(2) You understand that the success or failure of Your Business depends, in major part, upon Your own efforts. You have done Your own investigation, due diligence and evaluations regarding the Business.

19.15 Other Agreements. You understand and agree that We have the right to offer licenses or franchises on economic or other terms, conditions and provisions, which may significantly differ from those offered by this Agreement and any related documents.

19.16 Statute of Limitations. You acknowledge and agree to a one (1) year statute of limitations for all purposes related to this Agreement.

19.17 Counterparts. This Agreement, and those contemplated herein, may be executed in counterparts, including by means of telefaxed or scanned and emailed signature page or similar electronic means, each of which shall be deemed an original, but all of which together shall constitute one and the same document; notwithstanding, in due course, all original documentation shall be forwarded and each party shall be provided with a fully executed original.

IN WITNESS WHEREOF, We and You have respectively signed and sealed this Agreement effective as of the day and year first above written.

LICENSOR:		LICENSEE:
THE LANTERN FEST PRODUCTIONS, INC.		Happy Fun Events LLC

By:	/s/ Richard Surber	By:	/s/ Spencer Hunn
(Signature)		(Signature)
Name:	Richard Surber	Name:	Spencer Hunn
Title:	President	Title:	Manager

SCHEDULE 1

TO THE LICENSE AGREEMENT

Territory:

NORTH AMERICA

Our approval of the Territory or a location is not a guarantee or a warranty of the potential success of the Territory or a location.

SCHEDULE 2

TO THE LICENSE AGREEMENT

TRADEMARKS LICENSED TO YOU

ALL TRADEMARKS OF THE LICENSOR